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                                                                       EXHIBIT 8


                               SECOND AMENDMENT TO
                         THE DEKALB GENETICS CORPORATION
                           DEFERRED COMPENSATION PLAN



                  WHEREAS, DEKALB Genetics Corporation, a Delaware corporation, with its principal place of business in DeKalb, Illinois (the "Company"), has heretofore adopted and maintains for the benefit of certain of its employees a nonqualified deferred compensation plan which is designated the "DEKALB Genetics Corporation Deferred Compensation Plan" (the "Plan"); and

                  WHEREAS, the Company desires to amend the Plan in certain respects;

                  NOW, THEREFORE, pursuant to the power of amendment contained in Section 8.1 of the Plan, the Plan is hereby amended, effective immediately as of the date of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company), as follows:





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                  1. Article II is hereby amended to add the following sentence at the end thereof:

                  Notwithstanding the foregoing, with respect to any Plan Year which contains the day (the "Purchase Date") of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company) or the day (the "four-month anniversary") which is exactly 120 days immediately following such Purchase Date, any employee of a Related Employer who in the reasonable judgement of the Committee can be considered to be a member of a select group of management or highly compensated employees, within the meaning of Section 201 of the Employee Retirement Income Security Act of 1974, as amended, shall participate in this Plan.

                  2. Section 3.5 of the Plan is hereby amended to add the following two paragraphs after the first sentence thereof:

                  In addition, the Company shall make a Supplemental Company Discretionary Contribution for the benefit of each eligible Participant for the Plan Year during which occurs the day (the "four-month anniversary") which is exactly 120 days immediately following the day (the "Purchase Date") of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company). The amount contributed for such Plan Year for each eligible Participant shall be an amount equal to 2% of such Participant's additional base pay and salary he would have earned during the remainder of such Plan Year during which occurs his termination of employment if such base pay and salary would have continued for the remainder of that year at the same rate in effect upon his termination of employment. An "eligible Participant" for purposes of this paragraph is (i) a Participant who is employed by a Related Employer both at such Purchase Date and on the four-month anniversary and whose employment terminates with all Related Employers before the end of the Plan Year


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                  during which occurs the four-month anniversary and (ii) who is a "highly compensated employee" as defined in Section 414(q) of the Code for the Plan Year during which occurs the four-month anniversary or who is such a highly compensated employee for the Plan Year which precedes the Plan Year during which occurs the four-month anniversary.

                  In addition, the Company shall make a Supplemental Company Discretionary Contribution for the benefit of each eligible terminated Participant for the Plan Year during which occurs such terminated Participant's termination of employment after the day (the "Purchase Date") of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company). The amount contributed for such Plan Year for each eligible terminated Participant shall be 2% of such Participant's Compensation (as such term is defined in the Qualified Plan but without regard to the limitation imposed by Section 401(a)(17) of the Code) for such Plan Year. An "eligible terminated Participant" for purposes of this paragraph is a Participant who is (i) employed by a Related Employer at such Purchase Date whose employment is involuntarily terminated by his employer without cause after the Purchase Date and prior to the day (the "four-month anniversary") which is exactly 120 days immediately following the Purchase Date and (ii) a "highly compensated employee" as defined in Section 414(q) of the Code for the Plan Year during which occurs his termination of employment or is such a highly compensated employee for the Plan Year which precedes the Plan Year during which occurs his termination of employment. For purposes of the foregoing, "cause" shall be defined as such term is defined in the Merger Agreement. In the case of an eligible terminated Participant whose employment with all Related Employers terminates before the end of the Plan Year during which occurs the Purchase Date or the four-month anniversary, for purposes of this paragraph his Compensation for the Plan Year during which occurs his termination of employment shall be his actual Compensation for such Plan Year plus the additional base pay and salary he would have earned during the remainder of such Plan Year if such base pay and salary would have continued for the remainder of that year at


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                  the same rate in effect upon his termination of
                  employment.
                  3. Section 5.2 of the Plan is hereby amended to read as follows:

         5.2 Supplemental Company Contribution Account. A Participant shall be one hundred percent (100%) vested in his Supplemental Company Contribution Account on the first to occur of the following:

                      (a) His attainment of Normal Retirement Age while employed by any Related Employer;

                      (b) His termination of employment with all Related Employers due to his Total and Permanent Disability;

                      (c) His termination of employment with all Related Employers due to his death;

                      (d) His completion of five (5) Years of Service for Vesting (as such term is defined in the Qualified Plan); or

                      (e) His active employment with any Related Employer on the day (the "Purchase Date") of the consummation of the "Offer" (as that term is defined in the Agreement and Plan of Merger dated as of May 8, 1998 among Monsanto Company, a Delaware corporation ("Parent"), Corn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company).

                  4. Section 5.3 of the Plan is hereby amended to read as follows:

         5.3 Termination of Employment. A Participant who upon his termination of employment with all Related Employers is not one hundred percent (100%) vested in his Supplemental Company Contribution Account pursuant to Section 5.2 shall be vested in the percentage of the value of his Supplemental Company Contribution Account set forth in the following table:

                    Number of Years of                  Vesting


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

            Service for Vesting               Percentage
            -------------------               ----------
               Less than 1                         0%
                    1                             20%
                    2                             40%
                    3                             60%
                    4                             80%
               5 or more                         100%

         Sections 6.03(b), (c) and (d) of the Qualified Plan, dealing with Participants who return to the employ of the Company or a Related Employer, shall apply to the non-vested portion of the Supplemental Company Contribution Account.


                  5. Section 8.1 of the Plan is hereby amended to read as follows:

         8.1 Right to Amend, Suspend or Terminate. Subject to this Section and Section 8.2, the Company reserves the right at any time and from time to time to amend, suspend or terminate this Plan by action of its Board of Directors without the consent of any Participant, Beneficiary or other person claiming a right under this Plan. Notwithstanding any provision of this Plan to the contrary, no amendment of this Plan shall reduce the benefits of any Participant below the amount to which he has become vested pursuant to Article 5 prior to the date of amendment.

                  6. Section 8.2 of the Plan is hereby amended to read as follows:

         8.2 Effect of Amendment or Termination. Notwithstanding any provision of this Plan to the contrary, no amendment or termination of this Plan shall directly or indirectly reduce the vested balance of any Supplemental Employee Salary Reduction Account or Supplemental Company Contribution Account held hereunder as of the effective date of such amendment or termination, or delay the time at which any Participant is entitled to a distribution hereunder. Upon termination of this Plan, distribution of amounts in any Supplemental Employee Salary Reduction Account or Supplemental Company Contribution Account shall be made to the Participant or his Beneficiary in the manner and at the time described in Section 6.1 of this Plan. No additional credits of Supplemental Employee Salary


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                  Reduction Contributions, Supplemental Company Matching
                  Contributions, Supplemental Company Compensation Based Contributions and Supplemental Company Discretionary Contributions shall be made on behalf of any Participant after termination of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event of any amendment or termination of this Plan, the Company shall continue to credit interest to Supplemental Employee Salary Reduction Accounts and Supplemental Company Contribution Accounts pursuant to
                  Article IV, until the balance of all such accounts have been fully distributed to the Participants or their Beneficiaries as described in Section 4.1. Notwithstanding any provision of this Plan to the contrary, this Plan shall not be amended or terminated in any manner which would (i) adversely affect an employee's ability to participate in the Plan pursuant to the final sentence of Article II, (ii) prevent a Participant's Supplemental Company Contribution Account from being credited pursuant to Section 3.5 with a Supplemental Company Discretionary Contribution based on the Qualified Plan Company Discretionary Contribution to be made for such Participant pursuant to Section 6.02(e) of the Qualified Plan, (iii) prevent a Participant's Supplemental Company Contribution Account from being credited with a Supplemental Company Discretionary Contribution pursuant to the second or third paragraphs of Section 3.5 or (iv) reduce the amount of any such Supplemental Company Discretionary Contribution to be credited to a Participant's Supplemental Company Contribution Account.



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     IN WITNESS WHEREOF, the Company has adopted this instrument by causing it to be executed by its duly authorized officer on this 8th day of May, 1998.


                                            DEKALB GENETICS CORPORATION



                                            By: /s/ John H. Witmer, Jr.
                                               ------------------------------

                                            Title: Senior Vice President
                                                  ---------------------------





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